Exhibit 99.(r)(2)

Ares Global Ethics and Compliance Manual — March 1, 2022 — Page 13 Code of Ethics This Code of Ethics has been adopted by Ares Management LLC and its related investment advisers (“Ares” or the “Firm”) not only to fulfill technical compliance with applicable regulatory Code of Ethics Rules, including Section 204A and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”), but also to prevent or mitigate actual or apparent conflicts of interest between the personal trading activities of Covered Persons and their Covered Family Members and the interests of Ares and its Clients and Investors. Covered Person means: • any director, officer, or employee of Ares, including “access persons” as defined under Rule 204(a)-1 of the Advisers Act and Rule 17(j)-1 under the 1940 Act. All Ares employees are generally designated Covered Persons effective their first date of employment. • any other person who has been designated a Covered Person by the Chief Compliance Officer (“CCO”). Designation as Covered Persons for non-employee consultants and other temporary workers are evaluated on a case-by-case basis and at the discretion of the CCO. Temporary employees, consultants, and interns will generally be considered Covered Persons after three consecutive months of service to Ares if they have access to Ares’ internal network. Directors of Funds managed by Ares who do not have any material relationship with Ares that would interfere with the exercise of independent judgment in carrying out director responsibilities, including as a partner, shareholder or officer of an organization that has a relationship with Ares as determined by the board of the applicable Ares-related fund are not subject to the requirements of this Code of Ethics and are, therefore, excluded from the definition of Covered Persons for purposes of complying with it. Covered Family Member means any member of a Covered Person’s immediate family who is living in the same household if such person is a spouse, registered domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or person with whom an adoptive or “in-law” relationship exists. Client refers to Ares’ advisory clients, which are comprised of various pooled investment vehicles, including public and private investment funds, single investor funds, co-investment vehicles, joint ventures, CLOs, CDOs and other structured investment vehicles, special purpose vehicles, alternative investment vehicles, feeder vehicles (collectively, “Funds”), and other separately managed accounts and institutional clients. Security means any note, share, treasury share, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, and includes, without limitation: (i) equity securities; (ii) shares of or interests in mutual funds, certain exchange-traded funds (ETFs) and unit investment trusts; (iii) derivative instruments or other structured products; (iv) securities issued in private placements; (v) debt/fixed income securities; and (vi) limited partnership and limited liability company interests. Covered Security means any Security (including those acquired in Private Placements) other than a Non-Reportable Security. Non-Reportable Securities are: • direct obligations of the U.S. Government • bank certificates of deposit, bankers’ acceptances, commercial paper, and high-quality short-term debt instruments, such as repurchase agreements • shares issued by open-end investment companies registered under the Investment Company Act of 1940, unit investment trusts or under a comparable regulatory regime other than those that are advised by, sub-advised by, or otherwise affiliated with Ares • shares issued by money market funds • investments in 529 college savings plans • interests in Ares-sponsored private investment vehicles; these would be reportable except that Ares maintains the investor lists and transaction records for these investments Private Placement means a capital raising event that involves the sale of Securities directly to a private investor, rather than as part of a public offering, and includes any offering that is exempt from registration under the Securities Act of 1933, as amended, including, without limitation, pursuant to Section 4(a)(2) (or Rules 504, 505, 506 promulgated thereunder). Beneficial Interest in a Security refers to a direct or indirect pecuniary interest. A Covered Person can have a Beneficial Interest in a Security in cases where sole or shared voting or investment power exists by reason of any contract, arrangement, understanding or relationship, even if the Security is held by another person. Covered Account mean any account(s) maintained with any

Ares Global Ethics and Compliance Manual — March 1, 2022 — Page 14 broker, dealer, bank or other financial institution that holds or may hold any Securities in which a Covered Person and/or Covered Family Members have Beneficial Interest. Managed Account means an account managed by an unaffiliated and strictly autonomous investment manager or third-party and over which a Covered Person or Covered Family Member has no direct or indirect influence or control Ares-Related Security means any publicly traded Security issued by Ares Management Corporation (including NYSE: ARES), or any Fund (including closed-end funds) advised by Ares. StarCompliance is the online compliance application used to report and pre-clear activities covered in this Code of Conduct and Anti-Corruption policy. General Standards Covered Persons must place the interest of Ares Clients above their own personal interests. This Code of Ethics establishes standards of business conduct related to personal securities transactions, holdings, and related accounts. Covered Persons must certify in writing that they have read, understand, and will comply with this Code of Ethics upon becoming a Covered Person and must, at least annually thereafter, acknowledge being subject to the Code of Ethics and attest to continued compliance. Covered Persons are prohibited from: • engaging, directly or indirectly, in any business investment in a manner detrimental to any Client • taking any actions or making any decisions that are inconsistent with fiduciary duties, honesty, and good faith toward Ares and its Clients, or that violate federal securities laws or any other applicable law, rule, or regulation • using confidential information gained through their connection to Ares in a manner detrimental to any Client Before recommending or authorizing the purchase, sale, or any other action, of a Security by or for a Client, Covered Persons must disclose to the CCO on behalf of themselves and any Covered Family Members: • any beneficial interest in the Security held by the Covered Person or a Covered Family Member • any interest a Covered Person or Covered Family Member has, or intends to acquire, in any third-party account in which the Security is held • any Beneficial Interest in any other Security that may benefit the Covered Person or Covered Family Member from the proposed transaction • any interest in, or business relationship with, the issuer of the Security by a Covered Person or Covered Family Member Restrictions on Securities Trades 30-Day Minimum Holding Period Covered Persons and their Covered Family Members are prohibited from selling a Security within 30 days of purchasing that Security, or “buying to cover” a Security within 30 days of selling short such Security, unless the transaction is a type that does not require pre-clearance or the CCO has waived the minimum holding period requirement. Blackout Period Covered Persons and their Covered Family Members are generally prohibited from buying or selling any Covered Security of an issuer if there is a pending order in a Covered Security of that issuer or within five (5) trading days of the last trade in such issuer’s securities on behalf of any Client. Thus, if the Firm executes a Client trade on Monday, the blackout period (T+4) begins, and Covered Persons and their Covered Family Members would not be approved to trade until the fifth trading day after such Client trade date. This restriction is subject to the following exceptions. • there is no blackout period applied to Securities for which pre-clearance is not required. • the blackout period may be shortened to two (2) trading days (T+1 following a Client trade in the issuer) for issuers that meet a certain market capitalization threshold, as determined from time to time by the CCO Ares-Related Securities All transactions, including trading plans for future transactions, in Ares-Related Securities must always receive pre-clearance approval and are subject to the applicable Insider Trading Policy (or similar Policy) of each entity. Charitable donations of any Ares-Related Securities must be pre-cleared through the Compliance Portal. Any donations of Ares-Related Securities to the Ares Charitable Foundation will only be approved during an open trading window. Pre-Clearing Securities Transactions Except as expressly permitted by this Code of Ethics, Covered Persons must have written clearance for any transactions in a Security before completing the transaction, including, without limitation, interests to be purchased in a Private Placement. The CCO has full discretion over the approval process, and in certain circumstances (often related to protecting Ares and preserving confidential information, such as the nature or its trading or restricted issues), the reason for denial of pre-clearance request or revocation of approval may not be disclosed. Generally, the CCO will deny a pre-clearance request or revoke an approval for a requested personal securities transaction if it has the potential to: • appear as improper conduct • conflict with a transaction for a Client • violate a confidentiality agreement or informational wall/barrier(s) • involve an issuer on our Restricted List • compromise Ares’ high ethical standards Pre-Clearance Procedures Before undertaking any transactions in a Covered Security on behalf of a Covered Person or Covered Family Member, a pre-clearance requests must be submitted through StarCompliance Portal or as otherwise directed by Compliance. Pre-clearance approval for a transaction is generally valid for two (2) trading days following the date of approval, meaning it expires at the end of the second trading day after the day it was approved. For

Ares Global Ethics and Compliance Manual — March 1, 2022 — Page 15 example, if a personal transaction request is approved Monday, the approval expires at the close of business on Wednesday. The only exceptions are Private Placements (for which approvals are valid for 120 days) and any other exceptions specified by the CCO. If pre-clearance approval expires prior to the execution of a transaction, a new pre-clearance request must be submitted through StarCompliance prior to the next execution. “Limit,” “stop-loss,” “good-until-cancelled,” or “standing buy/sell” orders must be fully executed before the preclearance approval expires or a new pre-clearance request must be submitted and approved for continued execution of such orders. Additional contributions to a pre-approved Private Placement must also be pre-cleared if the Covered Person or a Covered Family Member would be deemed to be a beneficial owner of greater than 5%, in aggregate, of the issuer’s Securities. Further, any change to an existing Private Investment, regardless of ownership percentage, from that of a passive nature to one of an active nature, which may include, acquiring a control position as a result of additional funding or through services as a director, manager, partner, employee or otherwise, must be pre-cleared and reported promptly to Compliance. Pre-Clearance Exceptions Pre-clearance is not required for any of the following transactions: • purchases or sales of Non-Reportable Securities • purchases or sales of Securities over which a Covered Person or Covered Family Member has no direct or indirect influence or control (such as transactions in a Managed Account; however financial advisers of Managed Accounts must obtain pre-clearance approval from the CCO for any purchase or sale of Ares-Related Securities • purchases or sales under an automatic investment plan, automatic rebalancing plan, dividend reinvestment plan, or other program with a predetermined schedule and allocation, provided either that the program is generally available to shareholders or investors in the issuer or that the initial investment in a Security through the plan is approved in advance by Compliance • acquisitions of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities • other non-volitional events, such as exercise or assignment of an option contract at expiration (as opposed to the exercise or closing of an option contract prior to expiration, which requires pre-clearance) • automatic acquisition or disposition of an employer’s Securities through the employer’s 401(k) plan, employee stock purchase plan, personal pension plan, ISA or other similar program • purchases resulting from an exercise of rights issued pro rata to all holders of a class of Securities, to the extent these rights were acquired from the issuer, and the sales of such rights • the exercise of a conversion or redemption right, or similar transactions with the issuer of a Security under the terms of the Security • purchases or sales of exchange-traded funds (“ETFs”), exchange traded notes (“ETNs”), or structured products for which the underlying performance is based on a particular market index or a portfolio of assets, and in publicly traded closed-end funds (“CEFs”), except for any business development company (“BDC”) or any Fund advised by, sub-advised by, or otherwise affiliated with Ares • purchases or sales of municipal Securities or auction rate preferred Securities (“ARPS”) • purchases or sales of currencies, digital currencies or commodities, including in Securities of investment vehicles formed solely for the purpose of investing in such currencies or commodities so long as such transactions are not offered directly by the issuer • purchases or sales of sovereign debt Securities • additional contributions to a Private Placement if the Beneficial Interest in such investment remains under 5% of the issuers voting securities • charitable donations or other gifts of Securities other than any Ares-Related Securities to anyone other than those at the request of a business partner, any government official or their intermediaries • sales conducted in an investment account specifically designated for charitable giving (i.e., where proceeds from sales of securities transferred to the account are donated to various charitable organizations) of which the Covered Person has no discretionary authority Reporting and Review Covered Persons must submit various certifications and reports through StarCompliance or as otherwise directed by Compliance. These certifications and reports must also include Covered Family Members’ information. Initial Certifications Covered Persons must complete and submit an Initial Disclosure Certification within ten (10) calendar days of being deemed a Covered Person. The certification requires, among other things, disclosure of certain Covered Account and Covered Securities holdings. The Covered Accounts and Covered Securities information reported in this certification must be dated within 45 days prior to the Covered Person being deemed a Covered Person. Failure to submit these certifications by the stated deadline will result in a prohibition from engaging in any personal securities transactions that require pre-clearance until the certifications are submitted. Other sanctions may be applied as well. Quarterly Certifications Within 30 days of the end of each calendar quarter, unless on a leave of absence or other exception granted by the CCO, Covered Persons must complete and submit a Quarterly Transaction Certification and a Quarterly Covered Account Certification. The Quarterly Transaction Certification requires disclosure of all Covered Securities transactions made by Covered Persons or their Covered Family Members during the

Ares Global Ethics and Compliance Manual — March 1, 2022 — Page 16 quarter. Compliance may require additional certifications. Annual Holdings Report Within 30 days of each calendar year end, Covered Persons must complete an Annual Certification to report all Covered Securities held by them or their Covered Family Members as of the end of such calendar year. Covered Securities held in Managed Accounts are exempt from this reporting requirement. Account Reporting All new Covered Accounts opened by Covered Persons and/or their Covered Family Members must be reported promptly through StarCompliance and reported in the relevant certifications discussed above. Upon request by Compliance, Covered Persons must provide any required authorization to the broker to provide transactions and holdings information to Ares. Covered Persons and their Covered Family Members are prohibited from making any transactions that require pre-clearance approval in a Covered Account unless such account has been reported in the Compliance Portal. U.S.-based Covered Persons must maintain their Covered Securities holdings with an approved electronic broker. New Covered Persons must transfer any Covered Securities holdings not held with an approved electronic broker to an account with an approved electronic broker within 90 days from the date on which they become a Covered Person. Duplicate Account Information and Electronic Monitoring Covered persons must ensure that transaction confirmations and account statements for their Covered Accounts that hold Covered Securities are promptly reported to Compliance. Such information may be forwarded directly to Compliance by the financial institutions where the accounts are maintained. If the financial institution does not or cannot directly provide transaction activity and holdings information on a regular basis, the Covered Person is responsible for promptly providing such trade confirmations and statements to Compliance. Exceptions from Reporting Requirements Securities holdings or transactions made in Managed Accounts are exempt from the reporting requirements. To qualify for these reporting exceptions, Covered Persons must provide Compliance with a copy of the investment management or advisory agreement evidencing the discretionary nature of the Managed Account. If such agreement is not available, the investment manager must otherwise attest or provide confirmation directly to Compliance that the Covered Person and/or their Covered Family Members cannot directly or indirectly influence the trading or timing of Securities transactions in the account(s). At the discretion of Compliance, Covered Persons may be required to complete periodic certifications to represent that they do not have the ability to influence or control trading in a Managed Account and that they will not attempt to do so. Covered Persons may also be required to inform their investment manager of Securities that are restricted and provide copies of statements when requested. Any changes to the discretionary nature of a Managed Account must be promptly reported to Compliance. Review of Reports and Information; Sanctions The CCO or another member of the Compliance Department will oversee the review of all reports of Covered Accounts, Covered Securities and transactions for any potential violations of this Code of Ethics. If an actual or potential violation is detected, the Covered Person will first be offered an opportunity to supply additional explanatory information or material. If Compliance determines that a violation of the Code has occurred, the Company may impose appropriate sanction(s), such as the issuance of a warning or violation memorandum, reporting to senior management of the Firm, mandatory training, a ban on personal trading, disgorgement of profits, a suspension (with or without pay), or termination of employment. Confidentiality All reports, duplicate account statements, and other information submitted as required by this Code of Ethics will be treated as confidential and intended solely for internal use unless Ares is required to disclose it to a regulatory or governmental agency. Disclaimer of Beneficial Interest For any personal Securities holdings information required to be reported in relation to any Covered Family Members’ securities holdings, Covered Persons may at any time deliver to the CCO a statement that the submission of any such personal securities information does not constitute an acknowledgment that the Covered Person has any direct or indirect Beneficial Interest in any Securities about which information has been provided.

Personal Trading Pre-Clearance and Reporting at a Glance

	Type of Security	Pre-Clearance Required?	30-Day Minimum Holding Period Required?	Quarterly Transaction Reporting Required?	Annual Holdings Reporting Required?
Covered Securities	Ares-Related Securities: ARES, ARCC, ACRE, ARDC, AAC and CADEX	YES	YES	YES	YES
	Individual Stocks and Corporate Bonds	YES	YES	YES	YES
	Option transactions on individual stocks prior to expiration	YES	YES	YES	YES
	Real Estate Investment Trusts (REITs)	YES	YES	YES	YES
	Limited Offerings / Private Placements	YES	YES	YES	YES
	Business Development Company (BDC) Securities	YES	YES	YES	YES
	Exchange Traded Funds (ETFs), Exchange Traded Notes (ETNs) and Closed-End Funds (CEFs), except for BDCs	No	No	YES	YES
	Municipal Bonds	No	No	YES	YES
	Additional funding to an existing Private Placement	No*	No	YES	YES
	Charitable donations or other gifts of any non-Ares related securities	No	No	No	No
Non-Covered Securities	Mutual Funds or Other Registered Open-End Investment Companies	No	No	No	No
	Direct obligations of the U.S. Government	No	No	No	No
	Bankers' acceptances or bank certificates of deposit	No	No	No	No
	Investments in qualified tuition programs such as 529 plans	No	No	No	No
	Money market funds or instruments	No	No	No	No

* Covered Persons must pre-clear any additional funding to an existing private investment if it increases the ownership percentage to over 5% of the issuer's securities or otherwise constitutes an active or controlling interest

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